Exhibit 1.3

Symbol of the		Symbol of the
State of Israel	State of Israel	Corporations
	Ministry of Justice – The Israeli Corporations Authority	Authority
	Registrar of Companies and Partnerships	Registrar of Companies and
Partnerships

Certificate of Change of Company’s Name

This is to certify that the company

R.V.B. HOLDINGS LTD.

R.V.B. HOLDINGS LTD.*

Company Number 520043621

has changed its name, and from this day forth shall be called by the name

EVIATION AIRCRAFT LTD.

EVIATION AIRCRAFT LTD.*

Issued in Jerusalem on this day: 14/02/2017 18 Shvat 5777

[Signature]
Eyal Globus, Advocate
Registrar of Companies and Partnerships
Head of the Corporations Authority

Prepared by Amir Blum

* Originally In English